Exhibit 99.1

Media Contact:
Vincent Fabrizzi
Senior Vice President, Chief Sales & Marketing Officer
Jagged Peak
813-314-2950 x 230 office
vfabrizzi@jaggedpeak.com

FOR IMMEDIATE RELEASE

Jagged Peak Files Form 10-KSB for 2005

Tampa, Fla. – (March 30, 2006) - Jagged Peak, Inc. (OTC:JGPK.OB) today filed its annual report on Form 10-KSB for the 52-week period ended December 30, 2005 with the U.S. Securities and Exchange Commission, including audited financial statements for the year ended December 30, 2005 and December 31, 2004 and the related results of operations and financial performances during these periods. This 10-KSB filing is Jagged Peak’s first filing post reverse merger with Absolute Glass, Inc.

“Jagged Peak has accomplished many major milestones this past year,” said Paul Demirdjian, chairman and Chief Executive Officer of Jagged Peak, Inc. “While the 10-KSB presents mostly historic data, it provides an opportunity to review all that was accomplished in 2005. We successfully completed our reverse merger with Absolute Glass, added Andrew Norstrud as our new Chief Financial Officer and achieved positive cash flow from operations in the fourth quarter of 2005. In addition we have refinanced our debt and raised equity, providing us the necessary capital to continue to grow the Company. Jagged Peak continues to grow through sales to new clients and expanding services to our existing clients.”

Daniel Furlong, Chief Operating Officer, added “During 2005 we executed our long term objective of releasing a multi language version of EDGE 6i, which has had great acceptance from our global clients and is now used to service their customers from Europe to Japan.”

About Jagged Peak

Jagged Peak, Inc. (OTCBB: JGPK), is a global provider of enterprise commerce, demand management, and fulfillment logistics solutions and services. The Company’s flagship product, EDGE (Enterprise Dynamic Global Engine), is a completely web-based software application that enables companies to manage E-commerce, marketing and related fulfillment services.

Jagged Peak serves a growing list of global clients in multiple industry segments including consumer goods, financial services, pharmaceutical, travel and tourism, automotive, and manufacturing. Deloitte and Touche’s Fast 50/Fast 500 program has recognized Jagged Peak as one of America’s fastest growing technology companies for four consecutive years (2001-2004). For more information, visit www.jaggedpeak.com.

Included in this release are certain “forward-looking” statements, involving risks and uncertainties, which are covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding Jagged Peak’s performance. Such statements are based on management’s current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements. In addition, actual future results may differ materially from those anticipated, depending on a variety of factors, including continued maintenance of favorable license arrangements, success of market research identifying new opportunities, successful introduction of new products, continued product innovation, the success of enhancements to Jagged Peak’s brand image, sales and earnings growth, ability to attract and retain key personnel, and general economic conditions affecting consumer spending, including uncertainties relating to global political conditions, such as terrorism. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Jagged Peak does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in its expectations, except as may be required by law.

To contact Jagged Peak, visit www.jaggedpeak.com or call 800-430-1312. For investor relations, email us at investor@jaggedpeak.com